EXHIBIT 12.1

CBRE HOLDING, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in thousands)

	CB Richard Ellis Services				Derived Services	Derived Services	Derived Services	Derived Services	Derived Services	Derived Services
	Twelve Months Ended December 31, 1998	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period from January 1, 2001 through July 20, 2001	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003	Pro Forma Twelve Months Ended December 31, 2002	Pro Forma Six Months Ended June 30, 2003
Income (loss) before provision for income taxes	$50,483	$39,461	$68,139	$(32,910)	$43,006	$60,434	$8,424	$12,686	$58,186	$(148)
Less: Equity income from unconsolidated subsidiaries.	3,443	7,528	7,112	2,854	1,661	8,968	3,221	6,993	8,968	6,993
Add: Distributed earnings of unconsolidated subsidiaries	2,267	12,662	8,389	2,844	2,408	10,417	3,900	5,215	10,417	5,215
Fixed charges	42,089	56,524	59,985	31,063	30,419	71,675	36,565	39,260	111,278	56,236

Total earnings before fixed charges	$91,396	$101,119	$129,401	$(1,857)	$74,172	$133,558	$45,668	$50,168	$170,913	$54,310

Fixed charges:
Portion of rent expense representative of the interest factor (1)	$11,042	$17,156	$18,285	$10,760	$8,901	$22,518	$11,259	$13,849	$32,284	$19,001
Interest expense	31,047	39,368	41,700	20,303	21,518	49,157	25,306	25,411	78,994	37,235

Total fixed charges	$42,089	$56,524	$59,985	$31,063	$30,419	$71,675	$36,565	$39,260	$111,278	$56,236

Ratio of earnings to fixed charges	2.17	1.79	2.16	n/a (2)	2.44	1.86	1.25	1.28	1.54	0.97	(3)

(1)	Represents one-third of operating lease costs, which approximates the portion that relates to the interest portion.
(2)	The ratio of earnings to fixed charges was negative for the period from January 1, 2001 to July 20, 2001. Additional earnings of $32.9 million would be needed to have a one-to-one ratio.
(3)	Additional earnings of $1.9 million would be needed to have a one-to-one ratio of earnings to fixed charges.